Polypore Announces First Quarter 2006 Results

CHARLOTTE, N.C. — May 9, 2006 — Polypore, Inc. today announced net sales of $115.3 million for the quarter ended April 1, 2006, representing a 2.5% increase over first quarter 2005.
First quarter operating income was $17.0 million, compared to $20.5 million in the prior year. The positive impact of higher sales on operating income was offset by the timing of increased selling, general and administrative expenses aimed at driving growth, which included personnel costs and accruals for performance-based incentive funding. Operating income was also negatively impacted by a $0.8 million charge related to the previously announced 2005 restructuring plan.
Net income in first quarter was $3.4 million, compared to a net income of $5.5 million in the same period of the prior year. First quarter net income includes $2.6 million of income for a change in an accounting principle related to the accounting for certain postemployment benefits at our German operations.
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which is a key measurement in Polypore’s credit agreement, was $33.3 million for the first quarter of 2006 compared to $35.8 million reported in first quarter of 2005. EBITDA and Adjusted EBITDA are defined and reconciled to GAAP as noted below.
“We remain intensely focused on improving business performance, and we’re pleased with our sequential quarter-to-quarter progress,” says Robert Toth, President and Chief Executive Officer at Polypore, Inc. “We are strategically placing resources and setting priorities to drive growth, while continuing our trend of generating cash and increasing revenues and income.”
Energy Storage
Net sales for the energy storage segment in first quarter 2006 were $83.2 million, an increase of $6.9 million from the prior year. In the lead acid battery separator business, the increase is primarily related to strong demand and price increases somewhat offset by the negative impact of dollar/euro rate fluctuations. In the lithium separator business, revenue gains driven by strong volume were partially offset by lower overall average sales prices due primarily to customer and product mix.
First quarter gross profit in energy storage was $30.6 million, an increase of nearly $4.9 million from the same period in 2005. Gross profit in the energy storage segment as a percent of sales increased to 37% from 34% in the prior year. The increase in gross profit is primarily driven by higher sales, production efficiencies and cost savings, partially offset by the negative impact of dollar/euro rate fluctuations. Increased raw material and utility costs were largely offset by the price increases announced in late 2005 and internal cost savings.
Separations Media
First quarter net sales in separations media were $32.1 million, a decrease of $4.1 million from the first quarter of 2005. The decrease is primarily due to the negative fluctuation in dollar/euro exchange rates and to a decline in sales of hemodialysis membranes. Within hemodialysis membranes, growth in synthetic products was offset by lower cellulosic volume and lower average selling prices, which declined due to customer mix.
Gross profit for first quarter 2006 was $9.7 million, a decrease of $3.5 million from the same period in the prior year. Gross profit as a percent of sales was 30% versus 36% in the first quarter 2005. Lower sales volumes and lower average selling prices for hemodialysis membranes, higher utility costs, and negative currency fluctuations all contributed to the decrease.
Polypore, Inc. will hold a conference call to discuss first quarter 2006 results on Wednesday, May 10 at 9:00 AM Eastern time. You are invited to listen to a live broadcast via the internet at www.polypore.net. Additionally, a replay of the call will be available until 11:59 PM Eastern time on Sunday, May 14, 2006 at 800-642-1687 (in the U.S.) or 706-645-9291 (outside the U.S.), access number 8448149. The call will also be archived on www.polypore.net.
Polypore, Inc., a wholly owned subsidiary of Polypore International, Inc., is a worldwide developer, manufacturer and marketer of highly specialized polymer-based membranes used in separation and filtration processes. Polypore’s products and technologies target specialized applications and markets that require the removal or separation of various materials from liquids, with concentration in the ultrafiltration and microfiltration markets. Polypore has manufacturing facilities or sales offices in ten countries serving five continents. Polypore’s corporate offices are located in Charlotte, N.C.

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to successfully manage the transition in hemodialysis from cellulosic to synthetic filtration membranes; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the failure to replace lost senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the failure to effectively integrate newly acquired operations; and the absence of expected returns from the amount of intangible assets we have recorded. Additional information concerning these and other important factors can be found in of our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.
Investor Contact: Polypore Investor Relations — 704-587-8886 or investorrelations@polypore.net
Polypore, Inc.
Condensed Consolidated Statements of Income
(unaudited, in thousands)

	Three Months	Three Months
	Ended	Ended
	April 1, 2006	April 2, 2005
Net sales	$115,293	$112,498
Cost of goods sold	74,980	73,609

Gross profit	40,313	38,889
Selling, general and administrative expenses	22,498	18,390
Business restructuring	772	—

Operating income	17,043	20,499

Other (income) expense:
Interest expense, net	16,283	14,930
Change in accounting principle related to postemployment benefits	(2,593)	—
Foreign currency and other	699	(1,571)

	14,389	13,359

Income before income taxes	2,654	7,140
Income taxes	(711)	1,687

Net income	$3,365	$5,453

Polypore, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	April 1, 2006	December 31, 2005(a)
	(unaudited)
Assets:
Cash and equivalents	$40,030	$27,580
Other current assets	172,046	157,823
Property, plant and equipment, net	372,832	370,871
Goodwill	567,587	567,587
Intangibles and loan acquisition costs, net	217,560	222,006
Other	17,446	17,471

Total assets	$1,387,501	$1,363,338

Liabilities and shareholders’ equity:
Current liabilities	$80,017	$61,887
Debt and capital lease obligations, less current portion	779,724	773,777
Other	211,576	216,395
Shareholders’ equity	316,184	311,279

Total liabilities and shareholders’ equity	$1,387,501	$1,363,338

(a) Derived from audited consolidated financial statements
EBITDA
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is not a recognized term under generally accepted accounting principles (“GAAP”) and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, debt service requirements and capital expenditures. Management believes that such non-GAAP information is useful to investors because it provides meaningful information to assess the Company’s core operations and perform financial analysis on comparative periods and peer group data. This non-GAAP information also is used by management to assess the Company’s core operations, allocate resources and make strategic decisions. Our calculation of EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies. The following is a reconciliation of EBITDA to net income for the periods indicated.
Reconciliation of EBITDA
(in thousands)

	Three Months	Three Months
	Ended	Ended
	April 1, 2006	April 2, 2005
Net income	$3,365	$5,453
Add:
· Depreciation and amortization	14,560	14,316
· Interest expense	16,283	14,930
· Income taxes	(711)	1,687

EBITDA	$33,497	$36,386

Reconciliation of Adjusted EBITDA(b)
(in thousands)

	Three Months	Three Months
	Ended	Ended
	April 1, 2006	April 2, 2005
EBITDA	$33,497	$36,386
Adjustments:
· Foreign currency (gain) loss	627	(1,266)
· Operating lease	622	690
· Non-cash change in accounting principle	(2,234)	-
· Business restructuring	772	-
· (Gain)/loss on disposal of property, plant and equipment	34	(19)

Adjusted EBITDA	$33,318	$35,791

(b) Under our senior credit facility, compliance with the minimum interest coverage ratio and maximum leverage ratio tests is determined based on a calculation of “Adjusted EBITDA”, in which certain items are added back to EBITDA. These items include non-cash charges, impairments and expenses other than depreciation and amortization, restructuring and payments under an operating lease agreement that is intended to be refinanced.